Exhibit 10.10

DAVE & BUSTER’S SELECT EXECUTIVE RETIREMENT PLAN

This Select Executive Retirement Plan (the “Plan”) is amended and restated by Dave & Buster’s I, L.P., effective, unless otherwise provided for herein, as of January 1, 2005,

ARTICLE I

PURPOSE; FINANCING PLAN BENEFITS

1.1 Purpose. The purpose of this Plan is to provide a select group of management or highly compensated Employees of the Employer with certain deferred compensation benefits as described herein. The Employer intends that the Plan shall constitute an “unfunded plan” for purposes of the Code and Title I of ERISA, as amended, and that any Participant or Beneficiary shall have the status of an unsecured general creditor of the Employer as to the Plan and any trust fund that may be established by the Employer, or asset identified specifically by the Employer, as a reserve for the discharge of its obligations under the Plan.

1.2 Financing Plan Benefits. All Benefits under this Plan shall be paid or provided directly by the Employer. Such Benefits shall be general obligations of the Employer which shall not require the segregation of any funds or property therefor. Notwithstanding the foregoing, in the discretion of the Employer, the Employer’s obligations hereunder may be satisfied from a grantor trust established by the Employer, the terms of which will be substantially similar to the terms of the model trust issued by the Internal Revenue Service in Revenue Procedure 92-64, or from an insurance contract or contracts owned by the Employer. The assets of any such trust and any such insurance policy shall continue for all purposes to be a part of the general funds of the Employer, shall be considered solely a means to assist the Employer to meet its contractual obligations under this Plan and shall not create a funded account or security interest for the benefit of any Participant under this Plan. All such assets shall be subject to the claims of the general creditors of the Employer in the event the Employer is Insolvent. To the extent that any person acquires a right to receive a payment from the Employer under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. If a trust is established as provided for in this Section l.2, earnings and/or losses of the trust attributable to amounts credited to a Participant’s Account shall increase or, if applicable, decrease such Participant’s Account for purposes of determining the Participant’s Benefits payable hereunder, and each Participant shall be given the opportunity to direct the investment of the trust’s assets attributable to his Account among investment options selected by the Employer from time to time. Any such investment election by a Participant shall be subject to the terms of the trust and the approval of the trustee thereof.

ARTICLE II

DEFINITIONS

The following words and phrases when used in this Plan shall have the respective meanings set forth below unless the context clearly indicates otherwise:

2.1 “Account” means the separate bookkeeping account established with respect to each Participant to which his Benefits are credited in accordance with Article IV hereof.

2.2 “Administrator” means the General Partner, except to the extent that the General Partner has appointed another person or persons to serve as the Administrator with respect to the Plan.

2.3 “Anniversary Date” means each December 31 during the term of this Plan.

2.4 “Beneficiary” means the person designated in writing by a Participant pursuant to Section 5.8 to receive his Benefits in the event of his death.

2.5 “Benefits” mean amounts representing Participant’s Deferred Compensation Elections and, for Periods of Service prior to calendar year 2006, Special Deferred Compensation Elections described in Sections 4.2 and 4.3, and the vested portion of Employer Contributions described in Section 4.4 credited to each Participant’s Account, plus earnings thereon and less losses allocable thereto, if any, attributable to the investment of such amounts, if applicable pursuant to Section 1.2 hereof.

2.6 “Change of Control” means with respect to an Employer other than Dave & Buster’s I, L.P., (i) a change in the ownership of the Employer, (ii) a change in the effective control of the Company, or (iii) a change in the ownership of a substantial portion of the Employer’s assets, as defined in each case under Section 409A of the Code and guidance issued by the Internal Revenue Service under Section 409A of the Code, including IRS Notice 2005-1 and Treasury regulations. With respect to Dave & Buster’s I, L.P. “Change of Control” means (i) the purchase or other acquisition by any person, entity, or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of more than fifty percent (50%) or more of the profits or capital interest of Dave & Buster’s I, L.P., (ii) the approval by the partners of Dave & Buster’s I, L.P. of a reorganization, merger, or consolidation, in each case, with respect to which persons who were partners of Dave & Buster’s I, L.P. immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent of the profits or capital interest of Dave & Buster’s I, L.P., or (iii) a liquidation or dissolution of Dave & Buster’s I, L.P. or of the sale of all or substantially all of the assets of Dave & Buster’s I, L.P.

2.7 “Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Committee” means the Benefits Management Committee, as constituted from time to time, appointed by the General Partner to perform the duties and responsibilities allocated to it pursuant to the terms hereof. The Committee shall consist of at least three members and shall be entitled to act with respect to any matter hereunder for which it is responsible in accordance with the decision of a majority of its members. Upon the occurrence of a Change of Control, the members of the Committee, as then constituted, may not be removed for a period of two years following such event without their written consent,

2.9 “Compensation” means, for Periods of Service beginning after calendar year 2005, amounts paid to a Participant by the Employer as base salary without regard to any bonus payments.

2.10 “Deferred Compensation” means the amount credited to a Participant’s Account pursuant to a Participant’s Deferred Compensation Elections in accordance with Section 4.2 hereof,

2.11 “Deferred Compensation Election” means the election by a Participant to defer his Compensation in accordance with Section 4.2.

2.12 “Deferred Compensation/Participation Agreement” means the individual agreement executed by each Participant under the Plan pursuant to which the Participant designates a Beneficiary and makes his Deferred Contribution Election and/or for Periods of Service prior to calendar year 2006, his Special Deferred Compensation Election. A Participant may direct the investment of assets credited to his Account on the Deferred Compensation/Participation Agreement, if permitted pursuant to Section 1.2 hereof.

2.1.3 “Designated Employee” means any Employee who has a job title with the Employer of “President”, “Chief Executive Officer”, “Vice President”, “Regional Operations Director”, “Assistant Vice President” or “General Manager.”

2.14 “Disability” means that the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.

2.15 “Eligible Employee” means each Designated Employee or any such other Employee who has been designated as eligible to participate in the Plan pursuant to Section 3.1 for a Period of Service.

2.16 “Employee” means any person employed by the Employer who is included on the Federal Insurance Contribution Act rolls of the Employer.

2.17 “Employer” means Dave & Buster’s I, L.P., Dave & Buster’s Management Corporation, Inc., Dave & Buster’s, Inc., Dave & Buster’s of California, Inc., Dave & Buster’s of Pennsylvania, Inc., Dave & Buster’s of Pittsburgh, Inc. and any successor or successors thereto that adopts the Plan on behalf of its employees.

2.18 “Employer Contributions” means amounts credited to a Participant’s Account pursuant to Section 4.4 hereof.

2.19 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.20 “General Partner” means the general partner of Dave & Buster’s I., L.P.

2.21 “Insolvent” means the Employer being unable to pay its debts as they mature or being subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.22 “Normal Retirement Age” means the date a Participant attains age 65.

2.23 “Participant” means a Designated Employee and any other Employee who is selected by the General Partner to participate in the Plan, as provided in each case in Section 3.1 hereof and who has elected to participate in the Plan by executing a Deferred Compensation/Participation Agreement in accordance with Section 4.2 and/or for Periods of Service prior to calendar year 2006, Section 4.3 hereof.

2.24 “Period of Service” means the twelve-month period ending each December 31, or such portion thereof that an Employee has been designated as eligible to participate in the Plan.

2.25 “Special Deferred Compensation Election” means the election by a Participant for Periods of Service prior to calendar year 2006, to defer a percentage or stated dollar amount of his bonus as described in Section 4.3 hereof. No Special Deferred Compensation Elections may be under the Plan with respect to bonuses for services performed by a Participant after 2005.

ARTICLE III

ELIGIBILITY

3.1 Eligibility to Participate. Each Designated Employee shall be eligible to participate in the Plan. The General Partner shall, prior to each Period of Service during the term of this Plan, irrevocably specify the name of each other Employee who shall be entitled to participate in the Plan for the immediately following Period of Service. In addition, the General Partner may, during a Period of Service, designate an individual who has become an Employee during that Period of Service as eligible to participate in the Plan for the remaining portion of that Period of Service. An Employee who becomes a Designated Employee during a Period of Service shall be eligible to participate in the Plan as of the date such Employee becomes a Designated Employee for the remaining portion of that Period of Service. An Employee shall be eligible to receive a benefit hereunder if such Employee is a Designated Employee or has been designated as an eligible Employee pursuant to the preceding sentences of this Section 3.1 and has, in either case, entered into a Deferred Compensation/Participation Agreement with the Employer in accordance with Section 4.2 and/or for Periods of Service prior to calendar year 2006, Section 4.3 hereof. If the General Partner fails to designate an Employee, other than a Designated Employee, as eligible to participate in the Plan for a particular Period of Service and such Employee was eligible to participate in the Plan for the immediately preceding Period of Service, the General Partner shall notify the Employee in writing of his ineligibility to participate in the Plan as soon as administratively possible after making its decision regarding his eligibility.

3.2 Cessation of Participation. A Participant will cease to be a Participant as of the earlier of (i) the date on which the Plan terminates or (ii) the date on which he ceases to be an eligible Employee under Section 3.1

ARTICLE IV

PARTICIPATION, PLAN BENEFITS AND VESTING

4.1 General. Subject to the vesting provisions of Section 4.4 hereof and the provisions of Article V, the Benefits to which a Participant and, if applicable, his Beneficiary shall be entitled under the Plan will consist of Deferred Compensation and Employer Contributions credited to such Participant’s Account, plus earnings thereon and less losses allocable thereto, if any, attributable to the investment of such amounts pursuant to Section 1.2 hereof.

4.2 Participation Election; Deferred Compensation Elections. Prior to each Period of Service, the General Partner shall determine the maximum percentage of Compensation and bonuses that an Eligible Employee may elect to defer for the Period of Service. Subject, for Periods of Service prior to calendar year 2006, to a Participant’s Special Deferred Compensation Election with respect to bonuses as described in Section 4.3, before the beginning of each Period of Service for which Compensation is payable to an Eligible Employee, the Employee must elect in writing the percentage of his Compensation that will be deferred for such period by executing a Deferred Compensation/Participation Agreement in such form as the Administrator shall prescribe. Notwithstanding the preceding sentence, for the first Period of Service in which an Employee becomes Eligible to participate in the Plan, the Eligible Employee may elect within 30 days after the date the Employee becomes Eligible to participate in the Plan to defer Compensation with respect to Compensation for services performed subsequent to the election. From time to time during each Period of Service for which a Participant has executed a Deferred Compensation/Participation Agreement, the Employer will credit the amount of the Participant’s Deferred Compensation to his Account. If an Eligible Employee does not execute a Deferred Compensation/Participation Agreement for a particular Period of Service in accordance with this Section 4.2, he may not participate in the Plan for that Period of Service with respect to a Deferred Compensation Election, but he may make a separate Special Deferred Compensation Election, for Periods of Service prior to calendar year 2006, with respect to a bonus in accordance with Section 4.3. Thereafter, he may elect to make a Deferred Compensation Election and participate in the Plan with respect to future Periods of Service, if he is then eligible to participate in the Plan pursuant to Section 3.1 hereof, by executing a Deferred Compensation/Participation Agreement and electing to defer a percentage of Compensation prior to any such future Period of Service.

4.3 Special Deferred Compensation Election for Bonuses. For Periods of Service prior to calendar year 2006, in addition to the Deferred Compensation Election described in Section 4.2, an Eligible Employee may make a Special Deferred Compensation Election with respect to a discretionary bonus payable to an Eligible Employee for any Period of Service, provided that an Eligible Employee makes such election prior to the date the discretionary bonus is declared by executing a Deferred Compensation/Participation Agreement setting forth his Special Deferred Compensation Election. An Eligible Employee may elect to defer a percentage or a stated dollar amount of a bonus as part of his Special Deferred Compensation Election, or may elect not to defer any portion of his bonus. If a Special Deferred Compensation Election is not made by a Participant pursuant to this Section 4.3 and he has made a Deferred Compensation Election pursuant to Section 4.2 for a particular Period of Service, the rate a deferral elected in that Deferred Compensation Election shall determine the portion of his bonus to be deferred for that Period of Service. No Special Deferred Compensation Elections may be made for any Period of Service after calendar year 2005.

4.4 Employer Contributions. The Employer may credit each Participant’s Account from time to time with amounts that represent Employer Contributions, which will be based on the Participant’s Deferred Compensation Election. Whether Employer Contributions are credited to a Participant’s Account for a particular Period of Service shall be determined in the sole discretion of the Employer based, among other things, on the Employer’s profitability, and such contributions shall be credited only to Participants who are Employees on the last day of the particular Period of Service for which the contributions are credited. The value of such amounts (as determined under Section 4.1) will be used, along with the Participant’s Deferred Compensation, to determine the Participant’s Benefits as specified herein.

4.5 Vesting. In the event of a Participant’s termination of employment, he will be entitled to receive:

(a)	100% of the portion of his Account attributable to his Deferred Compensation, including the earnings thereon if such amounts are invested pursuant to Section 1.2 hereof; and

(b)	the vested portion of his Account attributable to Employer Contributions based on his years of service as determined below and as otherwise provided below, including the earnings thereon if such amounts are invested pursuant to Section 1.2 hereof.

Each Participant will vest in the portion of his Account attributable to Employer Contributions at the rate of 20% per year for each calendar year during which he performs 1,000 hours of service for the Employer beginning with the calendar year in which the Participant commences participation in the Plan. Notwithstanding the preceding sentence, a Participant will become fully vested in his Account (i) in the event of his termination of employment on or after his Normal Retirement Age, or by reason of his Disability or death and (ii) upon a Change of Control, provided that a Change of Control will be deemed to occur with respect to a particular Participant for this purpose only if the Change of Control event affects the Employer for whom the Participant performs services or a corporate majority shareholder of that Employer.

ARTICLE V

DISTRIBUTIONS

5.1 Payment of Benefits. The amount credited to a Participant’s Account pursuant to Article IV hereof, to the extent vested pursuant to Section 4.5, shall be payable to the Participant or, if applicable, to his Beneficiary in accordance with the provisions of this Article V. Subject to the provisions of Section 5.8, payment of any Benefit under the Plan shall be made as soon as administratively practicable, following the occurrence of the event causing the Benefit to become payable.

5.2 Retirement, Disability, or Death. Upon termination of the Participant’s employment with the Employer on or after his Normal Retirement Age, or by reason of his Disability or death, the Employer will pay the value of his Account to him in the form of a single sum cash payment.

5.3 Other Termination of Employment. In the event the Participant’s employment with the Employer terminates for any reason other than retirement on or after Normal Retirement Age, death, or Disability, the value of the vested portion of his Account will be paid in the form of a single sum cash payment.

5.4 Timing of Certain Payments. Notwithstanding any other provision of this Plan to the contrary, Benefits shall be paid to Participants prior to the time such Benefits otherwise would be payable hereunder if the Committee in good faith determines that either of the following conditions or events has occurred:

(a)	A Change of Control of the Employer; provided, however, that with respect to the payment of a particular Participant’s Benefits, a Change of Control will be deemed to occur only if the Change of Control event affects the Employer for whom the Participant performs services or a corporate majority shareholder of that Employer.

(b)	An unforeseeable emergency of the Participant. An unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. An unforeseeable emergency will exist only if, as determined under regulations issued by the Internal Revenue Service under Code Section 409A, the amount distributed to a Participant on account of an unforeseeable emergency does not exceed the amount reasonably necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause a severe financial hardship).

5.5 Form of Payment. The Participant’s Benefits shall be paid in the form of a single sum payment in cash, or for Periods of Service prior to calendar year 2006, in accordance with the installment form of payment, if applicable, elected by the Participant in his Deferred Compensation/Participation Agreement.

5.6 Designation of Beneficiary. Each Participant must designate a Beneficiary to receive his Benefits in the event of his death, by completing his Deferred Compensation/Participation Agreement and filing it with the Administrator. The Administrator will recognize the most recent written Beneficiary designation on file prior to a Participant’s death. If a designated Beneficiary is not living at the time of the Participant’s death, then the Administrator will pay Participant’s Benefits to the Participant’s personal representative, executor, or administrator, as specified by the appropriate legal jurisdiction. Any such payment to the Participant’s Beneficiary or, if applicable, to his personal representative, executor or administrator shall operate as a complete discharge of all obligations of the Administrator, the Committee and the Employer to the extent of the payment so made.

5.7 Special Code Section 409A Related Election Rights for 2005. Notwithstanding any provision of the Plan to the contrary, each Participant may elect, during a reasonable period designated by the Employer for purposes of this Section 5.7 prior to December 31, 2005, to cancel his outstanding Deferred Compensation Election and/or Special Deferred Compensation Election for 2005 as provided for in Notice 2005-1, Q&A-20 issued by the Internal Revenue Service. All elections made by Participants pursuant to this Section 5.7, including earnings, if any on the amounts deferred under the Deferred Compensation Elections being cancelled, shall be in writing on a form authorized by the Company for such purpose and all Benefits payable as a result of the elections made by Participants pursuant to this Section 5.7 shall be paid in a single sum payment, in cash, as soon as administratively practicable following the date of such elections, but no later than December 31, 2005. If a Participant elects to cancel a deferred compensation election pursuant to this Section 5.7, no Employer Contributions will be credited to the Participant’s Account with respect to the amounts associated with that election.

5.8 Deferred Payments for Certain Key Employees. Notwithstanding any other provisions contained in this Plan to the contrary, no distributions may be made to a “specified employee” as described in Section 409A(a)(2)(B)(i) as a result of such Employee’s separation from the service of the Employer until the date that is six months after the date of the separation from service (or, if earlier, the death of the Employee).

ARTICLE VI

PLAN ADMINISTRATION

6.1 Authority of the Committee and the Administrator. The Committee shall have full power and authority to interpret, construe and administer the Plan. The Committee’s interpretation and construction hereof, and actions hereunder, including any determination of the amount or recipient of any payment to be made under the Plan, shall be binding and conclusive on all persons and for all purposes. In addition, the Committee may employ attorneys, accountants, and other professional advisors to assist the Committee and the Administrator in their administration of the Plan. The Employer shall pay the reasonable fees of any such advisor employed by the Committee. The Administrator shall implement the actions and decisions of the Committee regarding the administration of the Plan. To the extent permitted by law, the Administrator, the General Partner, any member of the Committee and any employee of the Employer shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith.

6.2 Claims Procedure. The Administrator and the Committee shall be responsible for administering claims for Benefits under the Plan pursuant to the procedures contained in this Section 6.2.

(a)	In the event that Benefits are not paid to a Participant (or to his Beneficiary in the case of the Participant’s death) and such claimant believes he is entitled to receive Benefits, then a written claim must be made to the Administrator within sixty days from the date payments are refused. The Administrator will review the written claim, and if the claim is denied in whole or in part, the Administrator will provide in writing within ninety days of receipt of the claim the specific reasons for such denial, reference to the pertinent provisions of the Plan upon which the denial is based, and a description of any additional material or information necessary to perfect the claim. Such written notice will further indicate the additional steps to be taken by the claimant if a further review of the claim denial is desired, including a statement that the claimant may (i) request a review upon written application to the Committee, (ii) review pertinent plan documents, and (iii) submit issues and comments in writing. If notice of the denial is not furnished in accordance with the above procedure, the claim shall be deemed denied and the claimant shall be permitted to proceed with the review procedure described in paragraph (b) below. A claim will be deemed denied if the Administrator fails to take any action with the said ninety-day period.

(b)	A request by the claimant for a review of the denied claim must be delivered to the Committee within sixty days after receipt by such claimant of written notification of the denial of such claim (or the date that the claim is deemed denied). The Committee shall, not later than sixty days after receipt of a request for a review, make a determination concerning the claim. A written statement stating the decision on review, the specific reasons for the decision, and the specific provisions of the Plan on which the decision is based shall be mailed or delivered to the claimant within such sixty day period. If the decision on review is not furnished within the appropriate time, the claim shall be deemed denied on review.

All communications from the Administrator and the Committee to the claimant shall be written in a manner calculated to be understood by the claimant. All interpretations, determinations and decisions by the Administrator and by the Committee in respect of any matter hereunder will be final, conclusive, and binding upon the Employer, Participants, Beneficiaries, and all other persons claiming an interest in the Plan.

6.3 Arbitration. If the claimant continues to dispute the denial of Benefits following the procedures described in Section 6.2, then the claimant may submit the dispute to a board of arbitration for final arbitration. Such board will consist of one member selected by the claimant, one member selected by the Committee, and a third member selected by the first two members. The board will operate under generally recognized arbitration rules. The claimant, the Committee, and their respective heirs, personal representatives, successors, and assigns will be bound by the decision of such board with respect to any controversy submitted to it for determination.

6.4 Cost of Administration. The cost of this Plan and the expenses of administering the Plan shall be paid by the Employer.

6.5 Limitations on Plan Administration. Neither the Administrator, the Committee, nor any other person to whom discretionary authority is granted hereunder shall vote or act upon any matter involving his own rights, benefits or participation in the Plan.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1 Amendment. Dave & Buster’s I, L.P. shall have the right to amend this Plan at any time and from time to time, including, to the extent permitted by Section 409A of the Code, a retroactive amendment. Any such amendment shall become effective upon the date stated therein; provided, however, that no such action shall affect any Benefit adversely to which a Participant would be entitled had his employment been terminated immediately before such amendment was effective and no amendment may change the provisions of Section 5.4 for a period of two years following the occurrence of an event described in such Section.

7.2 Termination of the Plan. Dave & Buster’s I, L.P. has established this Plan with the bona fide intention and expectation that from year to year it will deem it advisable to continue it in effect. However, Dave & Buster’s I, L.P., in its sole discretion, reserves the right to terminate the Plan in its entirety at any time; provided, however, that no such action shall affect any Benefit adversely to which a Participant would be entitled had his employment been terminated immediately before such termination was effective.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Rights Against Employer. The Plan shall not be deemed to be a consideration for, or an inducement for, the employment of any Employee by the Employer. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Employee at any time, without regard to the effect such discharge may have on any rights under the Plan.

8.2 Action Taken in Good Faith. To the extent permitted by ERISA, the Administrator, the members of the Committee and each employee and officer of the Employer who have duties and responsibilities with respect to the establishment or administration of the Plan shall be fully protected with respect to any action taken or omitted to be taken by them in good faith.

8.3 Indemnification of Employees and Directors. The Employer hereby indemnifies the Administrator, each member of the Committee and each other employee and officer of the Employer who are delegated responsibilities under the Plan against any and all liabilities and expenses, including attorney’s fees, actually and reasonably incurred by them in connection with any threatened, pending or completed legal action or judicial or administrative proceeding to which they may be a party, or may be threatened to be made a party, by reason of membership on the Committee or other delegation of responsibilities, except with regard to any matters as to which they shall be adjudged in such action or proceeding to be liable for gross negligence or willful misconduct in connection therewith.

8.4 Payment Due an Incompetent. If the Administrator shall find that any person to whom any payment is payable under the Plan is unable to care for his affairs because of mental or physical illness, accident, or death, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, a brother or sister or any person deemed by the Administrator, in its sole discretion, to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Administrator may determine. Any such payment shall be a complete discharge of the liabilities of the Employer under this Plan, and the Employer shall have no further obligation to see to the application of any money so paid.

8.5 Spendthrift Clause. No right, title or interest of any kind in the Plan shall be transferable or assignable by any Participant or Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Participant or Beneficiary. Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

8.6 Severability. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

8.7 Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.

8.8 Governing Law. The validity and effect of this Plan, and the rights and obligations of all persons affected hereby, shall be construed and determined in accordance with the laws of the State of Texas unless superseded by federal law.

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IN WITNESS WHEREOF, the Employer has caused the Plan to be amended and restated effective as of the day and year first above written.

DAVE & BUSTER’S I, L.P.

By:	/S/ JAMES W. CORLEY
Name: James W. Corley
Title: Chief Executive Officer

PARTICIPATING EMPLOYER:

DAVE & BUSTER’S, INC.

By:	/S/ JAMES W. CORLEY
Name: James W. Corley
Title: Chief Executive Officer

DAVE & BUSTER’S MANAGEMENT CORPORATION, INC.

By:	/S/ JAMES W. CORLEY
Name: James W. Corley
Title: Chief Executive Officer

DAVE & BUSTER’S OF CALIFORNIA, INC.

By:	/S/ JAMES W. CORLEY
Name: James W. Corley
Title: Chief Executive Officer

DAVE & BUSTER’S OF PENNSYLVANIA, INC.

By:	/S/ JAMES W. CORLEY
Name: James W. Corley
Title: Chief Executive Officer

DAVE & BUSTER’S OF PITTSBURGH, lNC.

By:	/S/ JAMES W. CORLEY
Name: James W. Corley
Title: Chief Executive Officer

Dave & Buster’s Select Executive Retirement Plan Deferred Compensation/Participation Agreement 2007

EMPLOYEE NAME:

ADDRESS:

SOCIAL SECURITY NUMBER:

EMPLOYEE ID #:

I acknowledge that under the terms of the Dave & Buster’s Select Executive Retirement Plan (the “Plan”), I have been designated as eligible to participate in the Plan for the period commencing January 1, 2007 and ending December 31, 2007. I hereby elect as follows:

☐ To participate in the Plan.	☐ Not to participate in the Plan.

I.	Deferred Compensation Elections.

Part I. The Plan permits you to elect to defer a portion of your 2007 base salary, which Dave & Buster’s I, L.P., as sponsor of the Plan, has determined for the period commencing January 1, 2007 and ending December 31, 2007, may not exceed 50% of your base salary earned during that period.

I hereby elect that the following amount of my base salary for services to be performed during the period commencing January 1, 2007 and ending December 31, 2007 shall be deferred in accordance with, and subject to the terms and conditions of, the Plan:

Deferred Compensation Percentage:     % of my base salary for services to be performed during the period commencing January 1, 2007 and ending December 31, 2007. This election will be effective the first paycheck I receive in 2007, which will be on January 11, 2007.

I understand that my election set forth above is irrevocable for the 2007 calendar year.

Part 2. I hereby elect to defer my compensation under my deferred compensation election(s) as set forth above in the following manner:

☐	A percentage of my compensation (as elected above) shall be deferred from each paycheck otherwise payable to me during the year.

☐	% of my compensation shall be deferred from each paycheck until my deferred compensation election(s) is satisfied.

☐	All of my compensation shall be deferred until my deferred compensation election(s) is satisfied.

IN WITNESS WHEREOF, the Employer and                                          have executed this Deferred Compensation/Participation Agreement as of the dates set forth below.

Signature of Participant

Printed Name

Date: , 2006

AGREED TO AND ACCEPTED this     day of         , 2006 by the Employer.

DAVE & BUSTER’S MANAGEMENT CORPORATION, INC.

By:

By signing below, the Employee’s spouse acknowledges and represents that he or she has read and understands the terms and conditions of this Deferred Compensation/Participation Agreement and understands the terms and conditions of the Plan and agrees to be bound by all of such terms and conditions with respect to the spouse’s interest, if any, in the Plan and amounts deferred by the Employee thereunder.

Signature of Participant

Printed Name